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MyoKardia, Inc.

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Dear Shareholders,

2017 was a great year for MyoKardia. We made much progress toward our goal of bringing new medicines to patients, most notably with our mavacamten data and commitment to move forward to a pivotal study. This has everything to do with our dedicated employees and the inspiration we get every day from those affected by cardiomyopathies.

MyoKardia is a values-driven company and we are proud to be focused on creating new therapies to address cardiovascular diseases, which continue to claim more lives than all cancers combined, worldwide. We believe deep disease focus and expertise is essential to discovering and developing game-changing therapies for patients. And were seeing the advantages in this focus from the concentration of talented individuals that work at MyoKardia, to the synergies across our pipeline that are generating evidence in the clinic that we’re making a dent in addressing these challenging diseases.

We reported data from our Phase 2 PIONEER-HCM clinical trial of mavacamten in patients with symptomatic, obstructive hypertrophic cardiomyopathy (oHCM) with encouraging results. We’ve seen patients on mavacamten feeling better across both quantitative and qualitative measures, including the elimination of their left ventricular outflow tract (LVOT) obstruction – a predictor of longer-term clinical benefits, increased ability to exercise as measured by peak VO2, improved New York Heart Association (NYHA) classification, and relief from patients’ number one symptom, shortness of breath. These results have enabled us to design our upcoming Phase 3 EXPLORER-HCM trial.

During 2017, we also conducted our first clinical study of MYK-491 in healthy volunteers. MYK-491 is designed to address the underlying cause of certain forms of dilated cardiomyopathy (DCM) – a disease that is responsible for most heart transplants. In the Phase 1 trial, MYK-491 was generally well tolerated across the range of oral doses tested. We have since started a Phase 1b study of MYK-491 in DCM patients where we are looking to assess safety, tolerability as well as other important clinical measurements of MYK-491’s activity in DCM patients.

2017’s momentum has carried into 2018, which is shaping up to be a year of continued progress across our portfolio. In the first quarter of 2018, we initiated the Phase 2 MAVERICK-HCM clinical trial, which is designed to expand mavacamten’s potential use to an additional subtype of HCM, non-obstructed HCM (nHCM). Our planned pivotal Phase 3 EXPLORER-HCM clinical trial is on track to start in the second quarter. Later this year, we anticipate data from our Phase 1b trial of MYK-491 in patients that will inform our future clinical development plans for that program. We’re also planning on sharing more details of our emerging preclinical pipeline and innovative cardiovascular disease research later in 2018.

Because of the deep dedication to our science and the hard work of our employees, we have the opportunity in 2018 to get even closer to achieving the mission that motivates us each and every day: to change the lives of patients suffering from serious cardiovascular disease. I thank our team for their commitment, drive and energy; our clinical investigators, the patients and their caregivers for their willingness to go on this journey with us; and you, our shareholders, for your ongoing support.

Tassos Gianakakos

CEO, MyoKardia

A PRECISION MEDICINE ADVANTAGE

MyoKardia was founded to apply a precision medicine approach to the discovery and development of cardiovascular medicines. Leveraging our in-depth understanding of disease biology, our drug candidates target distinct biomechanical defects associated with disease. As our therapeutic candidates progress into and through clinical trials, we have integrated digital health and biomarkers to further enhance the information we gain about diagnosis and treatment monitoring. Our team uses the information obtained in the clinic on patient genetics, response to therapy and disease presentation to refine our understanding of the patient populations most likely to benefit from our product candidates.

MAVACAMTEN

Our lead program, mavacamten, is being developed to address the hypercontractility that underlies HCM. As a result of the excessive contractility of the HCM heart, the left ventricle becomes abnormally thick and fibrotic, which prevents the heart from being able to relax and fill properly, and in turn, blood flow is reduced even as the heart pumps harder. Mavacamten acts by inhibiting the excessive myosin-actin cross-bridge formation that underlies HCM’s characteristic hypercontractility, left ventricular hypertrophy and reduced ventricular compliance.

Mavacamten is currently in development for both HCM subtypes. We are starting a Phase 3 pivotal trial of mavacamten for the potential treatment of patients with symptomatic oHCM and recently initiated a Phase 2 clinical trial of mavacamten in patients with symptomatic, non-obstructive HCM.

MYK-491

MYK-491 is MyoKardia’s second clinical-stage program and is intended to increase the contractility of the heart. In DCM, the left ventricle is distended, thin, and overexpanded, leading to improper contraction and insufficient blood being pumped by the heart. DCM is a progressive disease. Once symptoms appear, patients typically decline steadily, experiencing shortness of breath, fatigue, swelling in their extremities, and irregular heartbeat.

MYK-491 is intended to address the inadequate contraction of the heart by activating the myosin-actin cross-bridge formation. MYK-491 is an oral, small molecule, allosteric activator of myosin designed to restore cardiac output by targeting the biomechanical defects underlying disease and improving cardiac contractility. MYK-491 is currently being studied in a Phase 1b single-ascending dose trial in DCM patients.

FURTHER RESEARCH

Beyond HCM and DCM, we are researching genetic defects that result in cardiac muscle and functional abnormalities in order to generate precision therapies for those diseases. By targeting the fundamental mechanisms underlying a given cardiovascular condition, we can identify the patients most likely to benefit and then begin to explore each candidate’s potential applicability to broader heart failure populations.

Our most advanced preclinical candidates target protein mutations in the sarcomere in order to increase contraction, decrease contraction, or regulate relaxation with exquisite precision to address distinct forms and subtypes of cardiomyopathy.

We expect to file an investigational new drug application for our next product candidate in the next 12 to 18 months.

2018 MILESTONES

MAVACAMTEN

•	Initiate patient dosing in the Phase 3 EXPLORER-HCM clinical trial of mavacamten in the second quarter of 2018

•	Initiate patient dosing in the long- term EXPLORER-HCM extension study before the end of 2018

•	Begin open-label extension study for patients who participated in the Phase 2 PIONEER-HCM clinical trial of mavacamten in the second quarter of 2018

MYK-491

•	Report data from the Phase 1b clinical trial of MYK-491 in DCM patients in the second half of 2018

•	Begin Phase 2 clinical trial of MYK-491 in DCM patients in the second half of 2018

FURTHER RESEARCH

•	Discovery-stage pipeline update in the second half of 2018